UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2025

INHIBRX BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42031	99-0613523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11025 N. Torrey Pines Road, Suite 140
La Jolla, CA 92037
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 795-4220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INBX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of President
On April 1, 2025, Inhibrx Biosciences, Inc. (the “Company”) announced the appointment of David J. Matly, M.B.A. as President, effective April 1, 2025, adding to his current role as Chief Commercial and Business Development Officer. Mark Lappe will continue in his roles as Chief Executive Officer and Chairperson of the Board of Directors, but will no longer hold the title of President.
Mr. Matly, 39, has served as the Company’s EVP, Chief Commercial and Business Development Officer since May 2024. Mr. Matly joined Inhibrx, Inc., the former parent of the Company prior to the Company’s spin-off in May 2024, in October 2021 and has been responsible for all commercial, medical affairs, market access and business development functions at the Company. He brings extensive commercial launch and business development experience across both biotechnology and large pharmaceutical companies. Previously, Mr. Matly was at Novartis Oncology, where he most recently served as the global Vice President of the MDS/AML franchise from 2020 to 2021. In this role, he was responsible for the launch preparation of their flagship program and building the MDS/AML portfolio, including the evaluation of in-licensing and M&A opportunities. Prior to this role, Mr. Matly was Novartis Oncology’s global commercial lead of the sickle cell disease therapeutic area from 2018 to 2020, leading the launch of ADAKVEO and also serving as the global commercial lead of PROMACTA/REVOLADE from 2017 to 2018. Prior to Novartis, Mr. Matly was the Vice President of Business Development at Chrono Therapeutics. Mr. Matly began his career at Eli Lilly, holding several positions of increasing responsibility in sales and marketing, most notably leading the US launch of CYRAMZA in metastatic lung cancer. Mr. Matly received his B.S. in Industrial Engineering from Purdue University and his M.B.A. from Harvard Business School.
There are no family relationships between Mr. Matly and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with the change to his role, the Company entered into an amended Employment Agreement with Mr. Matly (the “Amended Employment Agreement”) reflecting his new title and his increased base salary of $601,670, effective as of the date of his appointment. In addition, Mr. Matly was granted 50,000 stock options under the Company’s equity plan, vesting over a period of four years from the grant date. The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amended Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2025.
Resignation of Chief Scientific Officer
On March 31, 2025, Brendan P. Eckelman, Ph.D. informed the Company of his intention to resign as EVP, Chief Scientific Officer of the Company, effective immediately, to establish a newly-formed private biotechnology company, where he will be founder and Chief Executive Officer.
In addition, in connection with Dr. Eckelman’s resignation, the Company accelerated the vesting of 50,000 of Dr. Eckelman’s outstanding options to purchase shares of the Company’s common stock and extended the post-termination exercise period thereof through October 1, 2026.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2025
INHIBRX BIOSCIENCES, INC.

	By:	/s/ Kelly Deck
	Name:	Kelly Deck
	Title:	Chief Financial Officer